Exhibit 10.22

February 26, 2025

Rene Casares

Sent via email

Re: Offer of Employment - Chief Legal Officer

Dear Rene,

On behalf of Ulta Beauty, our Board of Directors, I'm pleased to offer you the Chief Legal Officer position. In this full time exempt position, your starting salary will be $725,000.00/Salary paid Bi-Weekly. In addition, you will be eligible to participate in our Corporate Bonus Program targeted at 100% of your annual salary.

Annual bonuses are prorated based on time in position. Your bonus opportunity as an Officer will be based on 100% Company Earnings Before Taxes ("EBT") results with the opportunity to earn up to 200% of your target bonus amount. You will receive additional materials on the Bonus Program after your employment commences. Bonus payouts are subject to Board approval and your continued employment with Ulta Beauty.

Your effective date in this new role will be April 6, 2025, which will be confirmed upon the successful completion of your prescreening requirements.

You are eligible to receive a performance review and a compensation review in April of the following year, if hired on or before 10/31 of the current fiscal year.

You will be eligible to participate in the company's annual long term incentive plan ("LTIP"). The grant value of your LTIP award will be 175% of your salary ($1,268,750) and will be in the form of 50% of the grant value in Restricted Stock Units and 50% of the grant value in stock options. The grant will be made to you on the first business Monday of the month, following your start date.

In subsequent years, your LTIP will be granted at the same time grants are made to other participants at an equivalent job level as stated in the plan.

All equity grants are subject to the provisions contained in the applicable plan and grant agreements, including but not limited to your execution of and continuing compliance with all terms and conditions of the Confidential Information and Protective Covenant Agreement ("CIPCA"), and are also subject to your being employed by Ulta Beauty on the vest date.

In consideration for leaving behind your annual incentive payment at your former employer, we will pay you a lump sum of $250,000.00, to be paid approximately 45 days after your start date. The payment will be less any withholding and payroll taxes.

In consideration of equity awards being forfeited, we will pay you a lump sum of

$1,000,000.00 to be paid approximately 45 days after your start date. The payment will be less any withholding and payroll taxes.

Our benefits show we focus on you.

We offer benefits that go beyond, including healthcare that begins from day one. In addition to medical, vision and dental group insurance, we also offer opportunities including participation in our 401(k) Plan, Flexible Spending Accounts, and our Employee Discount program among other benefits.

If you wish to participate in some or all of Ulta Beauty’s benefit plans, you must enroll within the first thirty (30) days after your start date with us. To enroll in your benefits on day one, please log onto our Benefits website at www.ultabenefits.bswift.com for benefit elections. To obtain your username and password please contact the bSwift Customer Service Center at 877.238.0246. You are eligible for 401(k) on the first day of the month following sixty (60) days of employment. You can learn more by reviewing the information we've included in the Ulta Benefits Overview, attached.

Vacation accrual begins with your first day of employment and will be accrued according to Ulta Beauty's vacation policy. You may accrue up to four weeks of vacation time. In addition, you will receive 5 personal days and 6 sick days prorated based on your start date.

We are pleased to provide you our Executive Level relocation benefits to relocate you and your family from Katy, Texas to the Chicagoland area. This comprehensive relocation program includes up to 3 months of temporary housing, reimbursement of home buying and selling expenses, movement of household goods and a gross up of taxable relocation expenses. We will commence your relocation beginning in spring 2026. You will need to complete your relocation by the end of 2026.

Ulta Beauty's relocation program is designed to facilitate your move and support you during the relocation process. Through Ulta Beauty's partnership with NuCompass Mobility Services, Inc. (NuCompass), you will have access to the highest-quality relocation services and a team who cares about you and your family. Your NuCompass consultant will provide detailed information on your relocation benefits and will remain your primary contact person through your relocation.

Relocation Repayment Agreement

Due to the commitment and investment by the Company to further my career, I understand that I must remain employed for 18 months in this new position requiring relocation to be eligible for the relocation benefits or I will be obligated to repay all or part of the relocation benefits provided to me by the Company. I agree to repay the Company for all relocation expenses according to the schedule below if I voluntarily separate from employment or I am separated from employment by the Company for any reason other than reduction in force or job elimination within 18 months of employment in my new position with Ulta Beauty requiring relocation. The repayment schedule is as follows:

0 through 6 months: 100% o 7 months through 12 months: 75% o 13 months through 18 months: 50%

This repayment amount will be due by check or money order within 15 days of my separation of employment. I acknowledge and understand that if I fail to repay the amount owed, the Company will have all legal rights to recover the amount owed by me available under applicable law, including any costs and expenses, to include attorney’s fees. Lack of timely repayment may result in collections, legal or garnishment action. I also understand that I will be solely responsible for any tax consequences arising from any repayment I am legally required to make to the Company as a result of this repayment agreement.

Your offer is contingent upon the following items:

o	Pre-employment drug screen: Ulta Beauty is a drug free workplace so acceptable results of a pre-employment drug screening are needed. You are required to complete the drug screen within 3 business days from your acceptance.
o	Background check results: Successfully passing Ulta Beauty’s pre-employment background investigation.
o	Prior to your start date, Ulta Beauty's Confidential Information and Protective Covenants Agreement ("CIPCA") will need to be completed, signed and returned to us.
o	Signature of acceptance of this offer of employment. If needed, please feel free to reach out with any questions.

We want to remind you that we are offering you this position because of your general skills and abilities, and not because you possess or have knowledge of protectable, confidential, or trade secret information belonging to a previous employer. We do not want information belonging to your previous employer. In fact, while working for Ulta Beauty we prohibit you from directly or indirectly disclosing such information in connect with your employment. By accepting your offer, you will agree that while performing your responsibilities for Ulta Beauty, you will not breach any obligations owed to previous employers involving such information, including any confidentiality, non-competition, or non-solicitation agreement.

We recognize that you have the option, as does our company, of ending your employment with Ulta Beauty at any time, with or without notice and with or without cause. As such, your employment with us is at will and neither this letter nor any other oral or written representations may be considered an employment contract.

Rene, I am so excited about having you on my executive leadership team. I am looking forward to what you will bring Ulta Beauty. I believe you'll find it truly rewarding to be part of our organization. This is such an exciting time and we look forward to getting you started on your journey with Ulta Beauty.

Congratulations,

/s/ Kecia Steelman

Kecia Steelman

President and Chief Executive Officer

I agree to the terms and accept this offer of employment.

\s\ Rene Casares

Rene Casares